Exhibit (p14)

Appendix E

Code of Ethics

General

The Code of Ethics is predicated on the principle that SandPointe, LLC (“Adviser”) owes a fiduciary duty to its Clients. Accordingly, Supervised Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, Supervised Persons must:

•	Place Client interests ahead of Adviser’s interests – As a fiduciary, Adviser must serve its clients’ best interests. In other words, Supervised Persons may not benefit at the expense of Clients. This concept is particularly relevant when employees are making personal investments in securities traded by Clients.

•	Engage in personal investing that is in full compliance with Adviser’s Code of Ethics – Supervised Persons must review and abide by Adviser’s Personal Securities Transaction and Insider Trading Policies.

•	Avoid taking advantage of the Supervised Person’s position – Supervised Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Adviser, or on behalf of a Client, where such opportunities, gifts or gratuities could create the appearance of impropriety or might otherwise influence a decision to conduct business with such other party.

•	Maintain full compliance with the federal securities laws[1] – Supervised Persons must abide by the standards set forth in Rule 204A-1 (the “code of ethics rule”) for registered investment advisers under the Advisers Act.

Any questions with respect to Adviser’s Code of Ethics should be directed to the Chief Compliance Officer. As discussed in greater detail below, Supervised Persons must promptly report any violations of the Code of Ethics to the Chief Compliance Officer. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

1 “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

1

Guiding Principles & Standards of Conduct

All employees and members of Adviser, and consultants closely associated with Adviser, will act with competence, dignity and integrity, in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow employees. The following set of principles frames the professional and ethical conduct that Adviser expects from its Supervised Persons:

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, prospective Clients, employers, employees, colleagues in the investment profession and other participants in the global capital markets;

•	Place the integrity of the investment profession, the interests of Clients and the interests of Adviser above one’s own personal interests;

•	Adhere to the fundamental standard that the Supervised Person should not take inappropriate advantage of his or her position;

•	Conduct all personal securities/commodities transactions in a manner consistent with this policy;

•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on himself or herself and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;

•	Maintain and improve his or her professional competence and strive to maintain and improve the competence of other investment professionals; and

•	Comply with applicable provisions of the federal securities laws.

I.	PERSONAL SECURITIES/COMMODITIES TRANSACTION POLICY

Employees may not purchase or sell any commodity futures contract (or related option thereon) on the Restricted List. Although the Adviser does not invest Client accounts in securities of any kind, employees must seek pre-clearance in order to buy an IPO or limited offering. Employees may purchase or sell securities that are not on the Restricted List without seeking pre-clearance

Pre-Clearance Procedures

Adviser’s employees must have written pre-clearance for an IPO or limited offering before completing the transaction. Employees must complete and deliver to the Chief Compliance Officer or designee Adviser’s Trade Authorization Request Form (see Attachment E-1) or may request authorization via email. In either case, Adviser shall maintain the authorization forms.

2

Once pre-clearance is granted by the Chief Compliance Officer or designee, the pre-clearance approval is valid only for the day on which the approval is granted except that if the approval is granted after 3 p.m., the approval extends to 12:00 p.m. the following day (provided the following day is a business day). Unless otherwise noted, no pre-clearance is required for transactions involving Exempted Securities.

Adviser employees are prohibited from engaging in frequent or short-term (i.e., less than 30 days) personal trading. More specifically, employees may not profit from the purchase and sale or sale and purchase of the same security (except Exempt Securities) within 30 calendar days. Except for limited circumstances and subject to pre-clearance approval, Adviser employees should not execute trades opposite of Adviser recommendations.

Securities and Instruments That Are Considered Reportable Securities

Adviser will regard the following as reportable securities (“Reportable Securities”) for purposes of complying with this policy: any note, stock, treasury security, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security. A 529 Plan which allows the owner to direct trade decisions is also a reportable security. In addition, shares issued in exchange-traded funds (whether or not organized as unit investment trusts) are considered Reportable Securities.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Employees may, if eligible to do so, invest in hedge funds run by others, IPOs or other limited offerings, but such investment remains subject to pre-clearance and all of the policies and procedures in this Manual.

Exempt Securities

Treasury securities, certificates of deposit, commercial paper and other similar money market instruments, shares of open-end mutual fund companies and interests in Section 529 plans are exempt securities (“Exempt Securities”). All Exempt Securities, except for shares of open-end mutual fund companies, must be disclosed by employees under the Personal Securities Transaction Policy. However, transactions in Exempt Securities are not subject to the 30-day holding period described above.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities (“Beneficial Ownership”) if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

3

The following are examples of indirect pecuniary interests in securities:

•	Securities held by members of employees’ immediate family sharing the same household. Immediate family means any relative, spouse or significant other, or relative of the spouse or significant other of an employee;

•	An employee’s interest as a general partner in securities held by a general or limited partnership; and

•	An employee’s interest as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by employees of securities held by a trust:

•	Ownership of securities as a trustee where either the employee or members of the employees’ immediate family have a vested interest in the principal or income of the trust;

•	Ownership of a vested beneficial interest in a trust; and

•	An employee’s status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

Restricted Securities

Anytime an employee receives material non public information (as described in Part II of this Appendix E) about a company that has issued publicly traded securities (a “Public Company”), that company will be added to the Adviser’s Restricted Securities List. Employees will be responsible for contacting the Chief Compliance Officer any time that they receive or intend to receive any non-public information about a Public Company.

All confidentiality agreements must be reviewed by the Chief Compliance Officer or his designee, and a copy of all executed agreements must be provided to the Chief Compliance Officer or his designee. Once an authorized signatory for Adviser has signed a confidentiality agreement for the purpose of receiving non-public information about a Public Company, Adviser may be deemed to have already received such information, and the company will automatically be placed on a Restricted Securities List.

Employees are responsible for notifying the Chief Compliance Officer or designee of any other circumstances in which they should be restricted pursuant to this Code of Ethics.

Generally, no trading of public securities will be permitted by any employee in a Public Company on the Restricted Securities List, including but not limited to, trading in an Employee’s personal account or on behalf of a client account. Investment professionals should consider the fact that they will be restricted from trading the public securities of a Public Company for which any employee has received non-public information when evaluating any potential hedging strategies for private positions. Trading in securities on the Restricted Securities List may be permitted by the Chief Compliance Officer or his designee if it is determined that no employee is currently in possession of any material non public information.

4

All employees, whether investment professionals or non investment professionals, will be regarded as having access to any non public information about a Public Company that has been received by any other employee.

The Chief Compliance Officer or his designee will periodically review each Public Company on the Restricted Securities List to determine whether any employees remain in possession of non-public information. Additionally, a Public Company can be removed from the Restricted List by the Chief Compliance Officer or his designee at other times if it can be determined that no employee remains in possession of non public information, and no employee has any intention of obtaining such information.

Employees may be unable to liquidate personal or client holdings of securities that are subsequently added to the Restricted Securities List.

Investments in Limited Offerings and Initial Public Offerings2

No employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or initial public offering “IPO” without first obtaining prior approval of the Chief Compliance Officer or, in his stead, Chief Operating Officer in order to preclude any possibility of the employee profiting improperly from his or her position with Adviser. The Chief Compliance Officer or Chief Operating Officer shall (1) obtain from the employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of a client); and (2) conclude, after consultation with a portfolio manager (who has no personal interest in the issuer of the limited offering or IPO), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the Chief Compliance Officer or Chief Operating Officer and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Please refer to Attachment E-1 for a copy of the Limited Offering and IPO Request and Reporting Form.

2 The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

5

Transactions Involving Registered Investment Company Clients

Rule 17j-1(b) under the Investment Company Act of 1940 addresses certain conflicts of interest that arise between registered investment company clients (“RIC Clients”) of Adviser and Adviser’s Supervised Persons when such persons buy or sell securities for their own accounts. In view of this rule, Supervised Persons, in connection with the purchase or sale, directly or indirectly, by such Supervised person of a security held by or to be acquired by any RIC Client must not:

(1) employ any device, scheme or artifice to defraud the RIC Client;

(2) make any untrue statement of a material fact to the RIC Client or omit to state a material fact necessary in order to make the statements made to the RIC Client, in light of the circumstances under which they are made, not misleading;

(3) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC Client; or

(4) engage in any manipulative practice with respect to the RIC Client.

Reporting

In order to provide Adviser with information to enable it to determine with reasonable assurance any indications of scalping, front-running or the appearance of a conflict of interest with the trading by any client account, each Adviser employee must submit the following reports in the forms attached hereto to the Chief Compliance Officer showing all transactions in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed in the section below entitled Exemptions from Reporting Requirements.

Transaction Reports

Employees are required to instruct their broker-dealers to send to Adviser duplicate broker-dealer trade confirmations and account statements which must be received by the Chief Compliance Officer, at a minimum, no later than thirty (30) days after the end of each calendar quarter. If an employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately on the quarterly personal securities transaction report provided in Attachment E-3. The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); the price of the Reportable Security at which the transaction was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and the date that the report is submitted. Employees are reminded that they must also report transactions by members of the employee’s immediate family including spouse, children and other members of the household in accounts over which the employee has direct or indirect influence or control. If an employee has arranged to have monthly brokerage statements delivered to the Chief Compliance Officer, then quarterly transaction reports are not required.

6

Initial and Annual Holdings Reports

New Adviser employees will be required to report all of their personal securities holdings not later than 10 days after the commencement of their employment. (See Attachment E-4 for a copy of the Initial Holdings Report.) The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes an employee.

Existing employees are required to provide Adviser with a complete list of securities holdings on an annual basis, or on or before February 14 of each year. The report shall be current as of January 1 of such year. (See Attachment E-5 for a copy of the Annual Holdings Report).

Each holdings report (both the initial and annual) must contain, at a minimum: The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the employee has any direct or indirect beneficial ownership; the name of any broker, dealer or bank with which the employee maintains an account in which any securities are held for the employee’s direct or indirect benefit; and the date the employee submits the report.

Review

Adviser strictly forbids “front-running” client accounts, which is a practice generally understood to be employees personally trading ahead of client accounts. The Chief Compliance Officer or designee will closely monitor employees’ investment patterns to detect these abuses. The Compliance Manager will monitor the Chief Compliance Officer’s personal securities transactions for compliance with the Personal Securities Transaction Policy.

The reason for the development of a post-transaction review process is to ensure that Adviser has developed procedures to supervise the activities of its associated persons. The comparison of employee trades to those of clients will identify potential conflicts of interest or the appearance of a potential conflict.

If Adviser discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the Chief Compliance Officer and Adviser’s members to review the facts surrounding the transactions. This meeting shall help Adviser to determine the appropriate course of action.

Remedial Actions

Adviser takes the potential for conflicts of interest caused by personal investing very seriously. Employees should be aware that Adviser reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation, including termination of employment.

7

II.	POLICIES AND PROCEDURES TO DETECT AND PREVENT INSIDER TRADING

Although it is not expected, Adviser’s business may require employees to deal with confidential information. The proper handling of material, non-public information is critical to Adviser’s integrity. Adviser’s reputation is a vital asset and even the appearance of the misuse of material, non-public information should be avoided. The misuse of non-public information may violate federal and state securities laws and other legal and regulatory requirements. Violations may be damaging to both the reputation and financial position of Adviser and its employees.

Adviser forbids trading, either for oneself or for others, on material, non-public information or communicating material, non-public information to others in violation of the law. This conduct is frequently called “insider trading.” Adviser’s policy extends to activities within and outside one’s relationship with Adviser. Individuals who cease to work for Adviser must continue to maintain the confidentiality of inside and proprietary information learned during their employment.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information;

•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating material non-public information to others in breach of a fiduciary duty.

Whom Does the Policy Cover?

This policy covers all of Adviser’s employees (“covered persons”) as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership. If any employee has questions about whom this policy covers, such employee should consult the Chief Compliance Officer.

What Information is Material?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact specific inquiries. Adviser employees should direct any questions regarding the materiality of information to the Chief Compliance Officer.

8

The following is an illustrative list of the type of information that is generally regarded as “material”:

•	Information relating to a company’s results and operations

•	Dividend or earnings announcements (dividend changes, earnings results, changes in previously released earnings estimates)

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	Merger, joint venture announcements

•	New product/service announcements

•	Discovery or research developments

•	Criminal, civil and government investigations and indictments

•	Pending labor disputes

•	Debt service or liquidity problems

•	Bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans, etc.

•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options. In addition, it applies to securities issued by both public and private companies.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security and therefore be considered material. Material information may also relate to the market for a security. Information about a significant order to purchase or sell securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

9

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Adviser’s employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to Follow if an Employee Believes That He or She Possesses Material, Non-Public Information

Adviser has established the following procedures to help each employee avoid insider trading and to aid Adviser in preventing, detecting and imposing sanctions against insider trading. Each employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If any employee has questions about these procedures, such employee should consult the Chief Compliance Officer.

If an employee has questions as to whether he or she is in possession of material, non-public information, the employee must inform the Chief Compliance Officer as soon as possible. From this point, the employee, the Chief Compliance Officer and Adviser’s members will conduct research to determine if the information is likely to be considered important to investors in making investment decisions and whether the information has been publicly disseminated.

10

Given the severe penalties imposed on individuals and firms engaging in insider trading, an Adviser employee:

•	Shall not trade the securities of any company in which he or she is deemed an insider who may possess material, non-public information about the company;

•	Shall not trade the securities of any company except in accordance with Adviser’s Personal Securities Transaction Policy and the securities laws;

•	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy;

•	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by his or her position;

•	Shall immediately report the potential receipt of non-public information to the Chief Compliance Officer and Adviser’s senior management personnel; and

•	Shall not proceed with any research, trading or other investment advisory activities until the Chief Compliance Officer and Adviser’s members inform the employee of the appropriate course of action.

Serving as Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, Adviser may determine that it is in its clients’ best interests for an employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of Adviser can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an employee may come into possession of material non-public information about the outside company or other public companies. It is critical that a proper information barrier be in place between Adviser and the outside organization and that the employee not communicate such information to other Adviser employees in violation of the information barrier.

Similarly, Adviser may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire Adviser.

Adviser employees are prohibited from engaging in such outside activities without the prior written approval from the Chief Compliance Officer. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved.

11

Outside Business Activities

Adviser personnel generally may not be employed (either on a part-time, evening or weekend basis) or compensated by any business other than Adviser or one of its affiliates.

Approval of the Chief Compliance Officer for any of the above activities must be obtained prior to engaging in such activity so that determinations may be made regarding (1) the degree to which such activity may interfere with the employee’s duties to Adviser and the Clients and (2) whether such activity involves conflicts of interest between Adviser and any Client that need to be disclosed and may require Client and/or Fund Investor consent.

III.	RUMORS; MANIPULATIVE TRADING PRACTICES

A.	Rumors

Supervised Persons are prohibited from circulating false rumors and rumors of a sensational character that reasonably may be expected to affect market conditions for one or more securities, sectors or markets, or improperly influencing any person or entity. Intentionally creating, passing or using false rumors may violate the antifraud provisions of federal securities laws, and such conduct is contradictory to this Code of Ethics and Adviser’s expectations regarding appropriate behavior of its Supervised Persons.

A Supervised Person should consult with the Chief Compliance Officer if he or she has questions regarding the appropriateness of any communications.

B.	Manipulative Trading Practices

Section 9(a)(2) of the Exchange Act and Rule 10b-5 thereunder make it unlawful for any person, acting alone or with others, to trade any security in order to create actual or apparent active trading in such security, or raise or depress the price of the security.

Supervised Persons are prohibited from engaging in actual or apparent trading in a security for the purpose of (a) inducing the purchase or sale of such security by others; or (b) causing the price of a security to move up or down. The Exchange Act does not prohibit otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a security.

IV.	ANNUAL REPORTS TO RIC CLIENTS

At least annually, Adviser shall furnish the board of directors (“Board”) of any RIC Client a written report that (i) describes any issues arising under this Code or Adviser policies and procedures, including, but not limited to, material violations of either and any sanctions imposed in response to such violation(s) and (ii) certifies Adviser has adopted procedures reasonably necessary to prevent access persons from violating the Code.

12

Attachment E-1

LIMITED OFFERING & IPO REQUEST AND REPORTING FORM

Name of Issuer:

Type of Security:

Public Offering Date:

(for proposed IPO investments only)

By signing below, I certify and acknowledge the following:

1.       I am not investing in this limited offering or IPO to profit improperly from my position as an Adviser employee;

2.       The investment opportunity did not arise by virtue of my activities on behalf of an Adviser client; and

3.       To the best of my knowledge, no Adviser clients have any foreseeable interest in purchasing this security.

Furthermore, by signing below, I certify that I have read Adviser’s Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy. I understand Adviser reserves the right to direct me to rescind a trade even if approval is granted. I also understand that a violation of this policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Date:	Signature:

Print Name:

Internal Use Only

_____ Approved       _____ Not Approved

Person Approving _______________________________________________

Reasons Supporting Decision to Approve/Not Approve

13

Attachment E-2

QUARTERLY SECURITIES TRANSACTION REPORT

For the Calendar Quarter Ended: __________________________________ (month/day/year)

During the quarter referred to above, the following transactions were effected in securities in which I may be deemed to have had, or by reason of such transaction acquired, a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Adviser’s Code of Ethics.

SECURITY	TICKER/ CUSIP	DATE	SHARES	PRINCIPAL AMOUNT	BUY/SELL	PRICE	CUSTODIAN

This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:	Signature:

Print Name:

14

Attachment E-3

INITIAL HOLDINGS REPORT

Date of Employment: __________________________________ (month/day/year)

The following is a list of current holdings as of a date not more than 45 days prior to the date I became an employee of Adviser

SECURITY	TICKER/ CUSIP	DATE	SHARES	PRINCIPAL AMOUNT	BUY/SELL	PRICE	CUSTODIAN

This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:	Signature:

Print Name:

15

Attachment E-4

ANNUAL HOLDINGS REPORT

The following is a list of current holdings, as of _____________________, which is no more than 45 days prior to the submission date of this Report:

SECURITY	TICKER/ CUSIP	DATE	SHARES	PRINCIPAL AMOUNT	BUY/SELL	PRICE	CUSTODIAN

This report (i) excludes holdings with respect to securities held in accounts over which I have no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:	Signature:

Print Name:

16

Attachment E-5

SAMPLE OF BROKERAGE LETTER

<DATE>

<NAME OF CUSTODIAN>

<ADDRESS>

<CITY, STATE ZIP>

Re: Account No.:

Account Name:

Dear <NAME>:

Effective immediately and until further notice, please send to the undersigned a duplicate confirmation of each transaction in the above named account and monthly brokerage account statements for the above named account. Our receipt of this documentation is necessary for compliance with the personal trading policies and procedures of SandPointe, LLC, <EMPLOYEE NAME>’s employer.

Please mail the confirmations and account statements to:

SandPointe, LLC

Attn: Monitoring Officer

777 South Flagler Drive, West Tower, Suite 1800

West Palm Beach, FL 33401

If you have any questions or concerns, please feel free to give me a call at (561) 501-XXXX. Thank you for your immediate attention to this matter.

Sincerely,

<Name>

cc:<Name>

17

Attachment E-6

NEW ACCOUNT REPORT

For the Calendar Quarter Ended: __________________________________

(month/day/year)

During the quarter referred to above, the following accounts were established to hold securities in which I may be deemed to have a direct or indirect Beneficial Ownership and which are required to be reported pursuant to Adviser’s Code of Ethics.

BROKER, DEALER OR BANK WITH WHICH ACCOUNT WAS ESTABLISHED	DATE ACCOUNT WAS ESTABLISHED

** Please note that ALL accounts must be listed (including those holding only Exempt Securities).

Date:	Signature:

Print Name:

18

Attachment E-7

INSIDER TRADING CERTIFICATION

I certify that I have received and read Adviser’s “Policies And Procedures To Detect And Prevent Insider Trading” as set forth in Appendix E, understand such policies and procedures, and agree to abide in all respects to their terms. I also understand that a violation of any firm policy may subject me to disciplinary action, including termination of employment.

Name:

Signature:

Date:

19